Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-210367, 333-202868, 333-194509, 333-194508, 333-187469, 333-116867, 333-123753, 333-132957, 333-141797, 333-149790, 333-158394, 333-165536, 333-172967, 333-180212, and 333-181327) on Form S-8 of Marchex, Inc. of our reports dated March 8, 2017, with respect to the consolidated balance sheets of Marchex, Inc. as of December 31, 2015 and 2016, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Marchex, Inc.

/s/ KPMG LLP

Seattle, Washington

March 8, 2017